UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AFFILIATED MANAGERS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2021

This Supplement, including the appendix (together, this “Supplement”), supplements and amends the original definitive proxy statement of Affiliated Managers Group, Inc. (“we”, “us”, “our”, “AMG”, or the “Company”), dated April 19, 2021 (the “Proxy Statement”), for our Annual Meeting of Stockholders to be held on June 9, 2021 (the “Annual Meeting”).

Dear AMG Stockholder:

In April 2021, we filed our annual Proxy Statement, which outlines AMG’s overall governance structure and executive compensation program, and includes proposals for stockholders to vote on at our upcoming Annual Meeting on June 9, 2021. Those proposals include, among others, a non-binding “Say-on-Pay” advisory vote on the compensation of AMG’s named executive officers.

We are writing to request your support on Proposal 2, the Say-on-Pay vote. We appreciate the support we have historically received from stockholders and proxy advisory firms, with over 94% of votes cast in favor of Say-on-Pay in each of 2018 and 2019, and nearly 70% in 2020, which we estimate to represent at least 85% of votes not automatically submitted by proxy advisors (“robo-votes”). We believe that this significant long-term stockholder support recognizes AMG’s strong pay-for-performance alignment and the steady incorporation of stockholder feedback into our compensation program over time. This Supplement provides additional information on our compensation program, and on the pay-for-performance alignment of our CEO’s 2020 compensation, in light of a recent proxy advisory firm report. We encourage you to consider this additional information as you cast your Say-on-Pay vote.

•

The Compensation Committee considered strong 2020 performance results and significant ongoing momentum into 2021 in AMG’s first full year of leadership under CEO Jay C. Horgen and the new executive management team: AMG generated strong 2020 results in a difficult market environment, including a +20% stock price increase during the year. That outperformance has continued in 2021, with our stock price having increased an additional +63% since year-end (making AMG an industry-leading asset manager in 2021 year-to-date shareholder returns), and strong execution in 2020 supporting earnings growth in the first quarter of 2021 of +35% over the prior-year period, representing the strongest first quarter in AMG’s history.

•

Outstanding shareholder returns under the new executive management team: CEO Jay C. Horgen has successfully guided AMG through a period of significant strategic and organizational evolution, and AMG’s stockholder return of +93% since his appointment as CEO in May 2019 reflects the leadership of Mr. Horgen and the strategic achievements of the new executive team as a whole. While AMG’s stock underperformed in the trailing 3- and 5-year periods, Mr. Horgen only served in the CEO role for the most recent 18 months of that review period, during which AMG’s stock outperformed the peer median and the S&P 500.

•

Demonstrated pay-for-performance alignment over multiple years, including 2020: Despite the recent proxy advisory firm criticism, we believe our compensation program is producing appropriate compensation outcomes for our executive officers that reflect a demonstrated linkage of pay-for-performance, including for the 2020 performance year:

○

Annual performance-based incentive compensation is formulaically derived, using performance scorecards: As described in the Proxy Statement, our Compensation Committee determines executive officer incentive compensation utilizing a formal Performance Assessment that produces formulaic payouts derived from disclosed scorecard assessments.

○

2020 incentive determination process resulted in reduced maximum incentive opportunity and reduced final CEO compensation: Our CEO’s equity incentive awards are capped based on the size of our Incentive Pool, which is a set percentage of adjusted earnings and serves as the basis for determining the formulaically derived incentive compensation awards. This resulted in an equity award cap for 2020 that was -5% lower than in 2019. Further, despite AMG’s strong performance, the Compensation Committee:

▪	Reduced the formulaically derived CEO compensation by -41% for performance year 2020, and actual CEO compensation declined -4% relative to 2019

▪

CEO cash bonus that was less than 65% of the maximum opportunity and overall incentive compensation was 64% below the cap – consistent with the Committee’s prior commitment to reduce annual compensation over a multiple-year period due to the one-time Long-Term Equity Alignment Award granted in 2019

▪	Overall, our CEO’s total compensation earned in respect of 2020, of $6.86 million, was at the bottom of our peer group, despite AMG’s excellent results in 2020 and 2021YTD

○

Use of pre-established performance targets: Compensation determinations for the 2020 performance year were based in part on pre-established financial targets set during the first half of the year, at the beginning of the COVID-19 pandemic, when markets were experiencing significant volatility. Targets were set based on informed views of performance expectations, to appropriately incent executives and reflect the expected earnings power of the business at that time. In its final scorecard determination, the Compensation Committee took into account that while AMG outperformed all of the targets, financial metrics were lower year-over-year on an absolute basis, contributing to the Committee’s reduction in the formulaic cash bonus award by -20%.

•

Given the long-term stockholder engagement and support, AMG’s excellent 2020 performance, and the reduction in CEO compensation, the recent proxy advisory firm criticism came as a surprise: AMG’s executive compensation program has been well-supported in prior years, and we have a demonstrated history of integrating stockholder feedback into our program design every year. We conduct proactive outreach to our stockholders annually, which in 2020 included outreach to stockholders representing over 90% of our outstanding voting shares, and our Compensation Committee routinely incorporates stockholder feedback into enhancements to our compensation program, including in 2020. Further, the feedback received during our 2020 outreach indicated support for our annual compensation determination process. This year, Glass, Lewis & Co. has recommended that shareholders vote in favor of our Say-on-Pay proposal, in accordance with the recommendation of AMG’s Board of Directors. However, Institutional Shareholder Services, Inc. (“ISS”), in their report for our upcoming Annual Meeting, recommended that stockholders vote against our Say-on-Pay proposal, which came as a surprise, particularly as ISS commented in that report that AMG’s Compensation Committee demonstrated adequate responsiveness to our 2020 Say-on-Pay vote result.

Strong Performance Amid Complex Operating Conditions and Organizational Evolution

Since his appointment as CEO in May 2019, Mr. Horgen and the new executive management team have successfully guided AMG through a period of organizational evolution, while executing on our growth strategy, including: advancing AMG’s new investments strategy (with four new Affiliates added in 2020 and 2021YTD); significantly enhancing our capital position while deploying over $1 billion in capital (including the return of significant capital to stockholders, repurchasing 10% of shares outstanding in 2020 and ~20% since the new executive management team was appointed); realigning our institutional and retail distribution platforms, and broadening our partnership solution offerings; and re-invigorating AMG’s entrepreneurial culture and re-establishing an ownership mindset across the organization. AMG’s stock price has increased by +93% since Mr. Horgen’s appointment and +129% over the last twelve months.

During the five-year review period used by ISS to evaluate Mr. Horgen’s compensation, three distinct individuals served as CEO, with Mr. Horgen serving in the role for only the most recent 18 months of the period. ISS’ focus on the trailing 3- and 5-year periods is misplaced and is the result of overreliance on mechanical ‘one-size-fits-all’ evaluations that do not take into account the factors that the Compensation Committee considered and described in the Proxy Statement regarding the determination of Mr. Horgen’s 2020 compensation—specifically, AMG’s strong business and stock performance, and significant strategic accomplishments achieved during the 18-month period since Mr. Horgen’s appointment as CEO.

Reduced CEO Compensation for 2020, Despite Strong Performance

Despite AMG’s excellent results in 2020 and strong business momentum and stockholder return in 2021YTD, our CEO’s total annual compensation earned in respect of 2020 ranked at the bottom of AMG’s Peer Group, and was approximately 65% of the Peer Group median at $6.86 million; it was also below the median (85% of the median) relative to ISS’ peer group for AMG. Against a backdrop of strong results and excellent execution in a difficult environment, the Compensation Committee reduced the formulaically derived compensation for our CEO by -41% for 2020, and actual incentive compensation declined -4% relative to 2019. The Compensation Committee followed through on its commitment to partially replace future compensation following the one-time Alignment Award granted in 2019. The formulaic payouts produced by the Performance Assessments for 2020 were reduced by $4.19 million for our CEO, including a reduction of -50% in equity incentive awards, resulting in a year-over-year decline of -18% in actual equity incentives compared to 2019, despite the improved performance reflected in Performance Assessments. The Committee reduced aggregate CEO incentive compensation by $6.1 million across 2019 and 2020, specifically related to the one-time Alignment Award.

Formulaic Compensation Determinations Coupled with Further Compensation Committee Reductions

As described in the Proxy Statement, the Compensation Committee’s compensation determinations relied on formal assessments of AMG’s performance and accomplishments for the year and over the long-term, on both a relative and absolute basis. The Committee’s short-term performance assessment includes a comparison of our actual results against pre-set targets that are based on projected performance levels during the first half of the year. The Compensation Committee believes that the use of pre-set financial performance targets, which are re-set at the beginning of each year, is appropriate to reflect the most recent state of the business and to balance growth and risk management incentives on a forward-looking basis. This is part of the design of the compensation program. This process is consistent with the important role of the Committee in setting annual goals that are appropriate to incent executives, based on informed views of performance expectations, with a range of outcomes depending on whether those goals were exceeded and under what circumstances. Financial results in the asset management business are highly variable, given the impact of financial markets – and in AMG’s case, resultant performance fees – which can change in ways that are difficult to predict or control. Using fixed targets from year to year would constrain the Committee from setting appropriate goals aligned with the current growth strategy, and could encourage inappropriate risk-taking or create unintended incentives. For performance year 2020, these targets were set during the beginning of the COVID-19 pandemic, amid significant market volatility, which impacted our projections for the year and also reduced the formulaically determined maximum level of incentive compensation. As a result, while all metrics outperformed targets and AMG generated strong performance against a challenging operating backdrop, the Committee noted that financial metrics were lower year-over-year on an absolute basis, resulting in our CEO receiving a cash bonus that was less than 65% of the maximum opportunity.

While ISS has criticized our annual target-setting process, and discretionary aspects of our performance scorecard assessment and incentive compensation determination process, we believe this discretion is appropriate, provided it is used to further pay-for-performance alignment and is explained to stockholders. In 2020, that was the case – 2020 formulaic compensation was discretionarily reduced as a result of financial metrics being lower year-over-year on an absolute basis, despite the outperformance against targets, as well as the Compensation Committee’s commitment to reducing CEO incentive compensation over a multi-year period due to the one-time alignment award granted in 2019, with -41% discretion on the overall 2020 incentive compensation payout.

We believe that clear communication with stakeholders, and responsiveness to stockholder feedback, are the most appropriate bases for evolving an effective performance-based compensation program aligned with stockholder interests, and we strive to achieve that objective. ISS has, consistent with prior years, suggested an even more mathematical determination of executive compensation payouts. However, we already have a highly formulaic assessment process in place, with disclosure of scorecard frameworks and weighted categories within those frameworks, as well as disclosure of the Committee’s rationale for the assigned scores and payouts. Further, we received feedback during 2020 regarding our annual compensation program, and stockholders were broadly supportive of our annual process, in keeping with several recent years. We believe this compensation program approach is successfully achieving pay-for-performance alignment in annual CEO incentive compensation over a multi-year period:

Active Stockholder Engagement and Demonstrated Incorporation of Stockholder Feedback into Compensation Program

We regularly meet with and survey stockholders and proxy advisory firms regarding our executive compensation program and corporate governance matters. As part of this process, we conduct regular outreach initiatives with both the investment and corporate governance teams at our largest stockholders, as well as representatives from major proxy advisory firms. Members of senior management and our Board of Directors participate in meetings with these constituents throughout the year, and we have a demonstrated history of integrating stockholder feedback into our executive compensation program design. See Appendix A.

Before and following our 2020 Say-on-Pay vote, we sought to increase engagement with stockholders, to ensure that we understood and were responsive to any feedback or concerns. As also acknowledged by ISS, we believe we adequately addressed stockholders’ feedback around the one-time 2019 Long-Term Equity Alignment Award. This was supported by the feedback we received during our shareholder outreach prior to and following the 2020 Annual Meeting, which reflected strong support for our annual compensation program overall, with comments mainly focused on the one-time Long-Term Equity Alignment Award. Consistent with our long-term demonstrated track record of integrating stockholder feedback into our compensation program design over many years, the Compensation Committee reflected that feedback in the final compensation determinations for the 2020 performance year, and implemented additional enhancements to AMG’s compensation program in 2020.

Our 2021 stockholder outreach began early in the year, and will continue through its remainder. Over the past three years, stockholders have expressed strong support for our executive compensation program design and its demonstrated linkage of pay-for-performance, with support from over 94% of stockholder votes cast on each of our 2018 and 2019 Say-on-Pay proposals, and nearly 70% on our 2020 Say-on-Pay proposal. We request your support on our 2021 Say-on-Pay vote, and encourage stockholders to engage with us directly to discuss any concerns and feedback you may have.

*                *                 *

If any stockholder would like to change a previously-submitted proxy vote on any proposal, the stockholder may revoke their proxy before it is voted at the Annual Meeting by filing a written revocation with the Secretary of the Company at the Company’s principal executive office at 777 South Flagler Drive, West Palm Beach, Florida 33401-6152, by submitting a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. A stockholder of record who voted over the Internet or by telephone may also change his or her vote with a timely and valid later Internet or telephone vote. If you hold your shares in street name and would like to change your voting instructions, please follow the instructions provided to you by your broker, bank, or other intermediary.

This Supplement does not provide all of the information that is important to your decisions with respect to voting on the proposals that are being presented to stockholders for their vote at the Annual Meeting. Additional information is contained in the Proxy Statement, which was previously made available to you or mailed to you, if you requested a hard copy. To the extent that the information in this Supplement differs from, updates, or conflicts with the information contained in the Proxy Statement, the information in this Supplement amends and supersedes the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged. Accordingly, we urge you to read this Supplement carefully and in its entirety together with the Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2021.

This Supplement, the Proxy Statement, the proxy card, and our 2020 Annual Report on Form 10-K are available at www.proxyvote.com. In addition, a copy of the Proxy Statement and the 2020 Annual Report on Form 10-K will be provided without charge upon the written request of any stockholder to Affiliated Managers Group, Inc., 777 South Flagler Drive, West Palm Beach, Florida 33401-6152, Attention: Investor Relations, and may be found on the Company’s website at www.amg.com.

Compensation Program Enhancements: 2017 – 2020
Demonstrated Integration of Stockholder Feedback into Compensation Program Over Multiple Years

Stockholder Comments	Compensation Committee Response
Improve transparency regarding Performance Assessments	Expanded the Performance Assessments disclosure, including scores in each category and financial targets, to show the linkage between the assessments and the resulting awards, and to explain any exercise of Committee discretion
Performance Assessments should be more formulaic	Revised weightings of the assessment categories, to increase the quantitative financial and stock performance factors and reduce the weighting of more subjective strategic factors in 2018; added disclosure of sub-category weightings and expanded disclosure on subjective qualitative factors in 2019 to further increase transparency
Disclose financial targets used in the determination of short-term incentive awards	Disclosed targets used in the cash bonus Performance Assessment, which are set based on projected performance levels; targets include Economic earnings per share and EBITDA margin, together tracking the efficiency, stability, and growth of our earnings
Increase proportion of performance-based equity awards	Significantly increased the proportion of annual performance-based equity awards to 60% of our CEO’s total equity incentive awards
Use a performance metric with broader alignment to stockholder value creation	Implemented a new Return on Equity (ROE) metric for performance awards, replacing our use of earnings growth targets, to better align management incentives with the strategic goals of both growing earnings and effectively managing capital
Use separate determination processes for cash bonuses and equity awards	Implemented a quantitative determination process for cash bonuses distinct from the process for determining equity incentive awards, using a new Short-Term Incentive Compensation Performance Assessment
Eliminate award re-testing	Addressed performance award “re-testing” concerns through the use of a single operating metric hurdle measured over a single three-year period
Implement compensation caps for NEOs, in addition to CEO	Established direct caps on Annual Performance-Based Incentive Compensation for each NEO, in addition to the CEO; also lowered the existing cap on CEO Annual Performance-Based Incentive Compensation and established a CEO cash bonus cap
Reduce maximum award values	CEO compensation declined -43% in 2018, an additional -3% in 2019, and an additional -4% in 2020, which followed declines in each of the prior five years, for an overall reduction of -65% between 2013 and 2019, demonstrating ongoing attention to the linkage of pay-for-performance and notional levels, as well as the impact of compensation program enhancements
Reduce CEO compensation caps	Significantly reduced the caps on CEO Annual Performance-Based Incentive Compensation – a -12.5% reduction on the overall cap in 2018 compared to the prior year and a -30% reduction over the prior two years; reduced formulaic Incentive Pool sizing factor from 6.0% of Adjusted Economic net income to 5.25% in 2019
The 2019 Long-Term Equity Alignment Award should partially replace future incentive compensation	The Alignment Award was granted with the expectation that it would replace a portion of Annual Performance-Based Incentive Compensation over a multi-year period, and that intention was reflected in the compensation determinations for both 2019 and 2020, in which the Compensation Committee reduced the formulaic award payout amounts derived from the Annual Performance Assessments for CEO Annual Performance-Based Incentive Compensation by -23% in 2019 and -41% in 2020, totaling $6.1 million in reduced compensation for our CEO, specifically related to the Long-Term Equity Alignment Award
Executives should hold significantly larger equity stakes	Equity Ownership Guidelines were revised during the 2018 performance year compensation cycle, to increase the requirement for our President to 10x annual base salary; further revised in Q1 2020 to add new restriction on selling if executive has not met the required level through an accumulation period; granted one-time Long-Term Equity Alignment Award to CEO and CFO in 2019
Factor ESG activities into incentive award decisions	Formal weighting of ESG factors added to both the Short-Term and Long-Term Incentive Compensation Performance Assessment scorecards
Revise AMG’s Peer Group to better reflect AMG’s size and business model	Revised our Peer Group in 2019 to remove BlackRock, Inc. and add Ares Management Corporation and Janus Henderson Group plc, to reflect companies with revenue and market capitalizations that are more in line with our own, and to include additional firms with significant assets under management in alternative strategies
Pre-set financial performance targets should account for a larger portion of the Performance Assessments	Increased the weighting of the Annual Financial Performance component of our Short-Term Incentive Compensation scorecard to a majority weighting of 55%, relative to the Business Initiatives component, to further enhance management’s focus on objective financial metrics

6